EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

H.B. FULLER COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Debt	Deferred Compensation Obligations	Rule 457(h)	$40,000,000(1)	100%	$40,000,000(2)	$0.0000927	$3,708

Total Offering Amounts					$40,000,000		$3,708
Total Fee Offsets(3)							$0.00
Net Fee Due							$3,708

(1)

The Deferred Compensation Obligations being registered are general unsecured obligations of H.B. Fuller Company (“the Company” or the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the H.B. Fuller Company Key Employee Deferred Compensation Plan and Directors Deferred Compensation Plan (together, the “Deferred Compensation Plans”).

(2)

Estimated solely for the purposes of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation participants may defer under the Deferred Compensation Plans.

(3)	The Registrant does not have any fee offsets.